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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of
The Securities Exchange Act of 1934 (Amendment No.        )

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EvergreenBancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TO OUR SHAREHOLDERS:

You are cordially invited to attend the 2007 Annual Meeting of Shareholders of EvergreenBancorp, Inc. (the “Company”) that will be held at 3:30 p.m. on Thursday, April 19, 2007, at 1111 3rd Ave., Suite 300, Seattle, Washington. Following is a formal notice of the meeting and a Proxy Statement that fully describes the business to be conducted.

We hope you can attend this meeting in person, but if not, please remember it is important that your shares be represented, regardless of the number you own. Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to promptly vote and submit your proxy by telephone, the Internet, or by mail in the envelope provided in order to ensure the presence of a quorum. If you attend the meeting in person, you may revoke the proxy and vote in person. If you hold your shares through an account at a brokerage firm, please follow the instructions you receive from them to vote your shares.

Sincerely,

Gerald O. Hatler
President and Chief Executive Officer

March 30, 2007

EVERGREENBANCORP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
APRIL 19, 2007

The 2007 Annual Meeting of Shareholders of EvergreenBancorp, Inc. (the “Company”) will be held at 1111 3rd Avenue, Suite 300, Seattle, Washington on Thursday, April 19, 2007 at 3:30 p.m., local time, for the following purposes:

1. Election of Directors.  To elect three directors for a three-year term and one director for a one-year term.

2. Ratification of Independent Registered Public Accounting Firm.  To ratify the appointment of Crowe Chizek and Company LLC as the Company’s independent registered public accounting firm for fiscal year 2007.

3. Other Business.  Any other business that may properly come before the meeting or any postponements or adjournments thereof.

In addition, management will report on the Company’s results from operations and respond to any questions you may have.

The Board of Directors is not aware of any other business to come before the meeting. Only shareholders of record at the close of business on March 19, 2007 will be entitled to notice of and to vote at the meeting and any adjournments thereof.

By Order of the Board of Directors

Gerald O. Hatler
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to vote and submit your proxy by telephone, the Internet, or by mail as promptly as possible to ensure the presence of a quorum for the meeting.

For additional instructions on voting by telephone or the Internet, please refer to your proxy card. To vote and submit your proxy by mail, please complete, sign, and date the enclosed proxy card and return it in the enclosed postage pre-paid envelope. Submitting your proxy promptly will save the Company the expense of further requests for proxies in order to ensure a quorum. If you attend the meeting in person, you may revoke the proxy and vote in person. If you hold your shares through an account at a brokerage firm, please follow the instructions you receive from them to vote your shares.

i

ii

EVERGREENBANCORP, INC.
301 Eastlake Avenue East
Seattle, Washington 98109
(206) 628-4250

PROXY STATEMENT
For the
2007 ANNUAL MEETING OF SHAREHOLDERS

INTRODUCTION

This Proxy Statement and the accompanying proxy are being sent to shareholders on or about March 30, 2007, for use in connection with the Annual Meeting of Shareholders of the Company to be held on Thursday, April 19, 2007, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. In this Proxy Statement, the term “we” and “us” refers to EvergreenBancorp, Inc. (the “Company”) or EvergreenBank (the “Bank”) where applicable.

GENERAL INFORMATION

Purpose of the Meeting

The purpose of the meeting is to: (1) elect three persons to serve as members of the Board of Directors of the Company for a three-year term and one director to serve for a one-year term; (2) ratify the appointment of the Company’s independent registered public accounting firm; and (3) conduct such other business as may properly come before the meeting.

Householding

The Company has adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.” Under this procedure, shareholders of record who have the same address and last name and who do not participate in electronic delivery will receive only one copy of this proxy statement and the Company’s 2006 Annual Report, unless contrary instructions have been received from one or more of these shareholders. The Company expects a financial savings by reducing printing costs and postage fees.

Shareholders who participate in householding will continue to receive separate proxy cards. Of course, householding does not in any way affect dividend check mailings.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of our annual report or proxy statement, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of our annual report or proxy statement for your household, please contact our transfer agent, Computershare Trust Company, Inc. at (800) 962-4284 or in writing at P.O. Box 1596, Denver, CO 80201-1596 and reference your Computershare account number.

If you participate in householding and wish to receive a separate copy of this proxy statement or the 2006 Annual Report, or if you do not wish to participate in householding and prefer to receive separate copies of future annual reports or proxy statements, please contact Computershare Trust Company as indicated above. A separate copy of this proxy statement and the 2006 Annual Report will be delivered promptly upon request. If you hold your shares through a brokerage, you may elect to participate in householding or revoke your consent to participate in householding by contacting your broker.

Shareholders of Record

If you were a shareholder on March 19, 2007 (the “Record Date”), you are entitled to vote at the Annual Meeting. There were approximately 2,353,262 shares of common stock outstanding on the Record Date. You are entitled to cast one vote for each share registered in your name upon any matter voted upon. Nominees for election of directors who receive the highest number of votes will be elected. Shareholders are not permitted to cumulate their votes for the election of directors. Votes may be cast for or withheld from each nominee. Other matters submitted for a vote are approved if the affirmative votes exceed the votes against.

Quorum

The presence, in person or by proxy, of at least a majority of the outstanding shares entitled to vote at the Annual Meeting constitutes a quorum. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) are counted for purposes of determining a quorum for the transaction of business at the Annual Meeting.

Solicitation of Proxies

The Board of Directors of the Company is soliciting shareholder proxies, and we will pay the associated costs. Solicitation may be made by directors and officers or their agents by use of mail, telephone, facsimile and personal interview. It is not expected that we will engage an outside proxy solicitation firm to render proxy solicitation services; however, if we do, we will pay a fee for such services.

Voting of Proxies

Shares represented by properly executed proxies that are received in time and not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, the persons named in the proxy will vote the shares represented by the proxy FOR the nominees listed in this Proxy Statement and FOR the ratification of the selection of independent accountants.

For the election of directors, votes that are withheld and broker non-votes will have the effect of neither a vote for nor a vote against the nominee. If a quorum is present, ratification of the selection of Crowe Chizek and Company LLC as the Company’s independent registered public accounting firm and approval of all other matters that properly come before the meeting require that the votes cast in favor of such actions exceed the votes cast against such actions. Abstentions and broker non-votes will have the effect of neither a vote for nor a vote against such actions.

Voting of Proxies by Beneficial Holder

If your shares are held by a bank, broker, or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. If you want to attend the shareholder meeting and vote in person, you will need to bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on the Record Date.

Revocability of Proxy

Any proxy given by a shareholder may be revoked before its exercise by (1) giving notice to us in writing, (2) delivering to us a subsequently dated proxy, or (3) notifying us at the annual meeting before the shareholder vote is taken.

BUSINESS AT THE MEETING

PROPOSAL NO. 1:  ELECTION OF DIRECTORS

Our Restated Articles of Incorporation provide that the number of directors on the Board will be within a range of five to twenty-four and that the exact number of directors will be set forth in the Bylaws. Our Bylaws currently set the number of directors at nine and provide for staggered three-year terms. Directors of the Company also serve as directors of the Bank.

The Board has nominated for re-election current directors Carole J. Grisham and Russel E. Olson, and new director Joseph M. Phillips, each to serve a three-year term expiring in 2010. Additionally, the Board has nominated for election Craig O. Dawson to serve a one-year term expiring in 2008. Mr. Dawson and Mr. Phillips were appointed to the Board on January 18, and February 15, 2007, respectively, to fill the vacancies on the Board, caused by the retirement of director Robert W. Howisey, and the passing of director J. Thomas Handy. The nominees have consented to serve as directors of the Company if elected. If, at the time of the Annual Meeting, any of the nominees should refuse or become unable to serve, your Proxy will be voted for the person the Board designates to replace that nominee.

Other nominations, if any, may be made only in accordance with the prior notice provisions contained in our Bylaws as described under the section entitled “Information Concerning Shareholder Proposals and Director Nominations” of this Proxy Statement.

The Board of Directors recommends that you vote FOR the nominees to be elected as directors.

Information Regarding Nominees and Continuing Directors

Information regarding each of the nominees and continuing directors is provided below, including each nominee’s and continuing director’s name and age, principal occupation during the past five years, and the year first elected as a director of the Bank.

Director Nominees

Director with Terms to Expire 2010

Carole J. Grisham Director since 2000	Ms. Grisham, 57, is the former Executive Director of IslandWood (formerly Puget Sound Environmental Learning Center), a unique 255-acre outdoor learning center located on Bainbridge Island, WA. IslandWood’s mission is to provide exceptional learning experiences and inspire lifelong environmental and community stewardship. Prior to serving in that role, Ms. Grisham was the Associate Director of the Pacific Science Center located in Seattle.

Russel E. Olson Director since 2003	Mr. Olson, 75, is the former Vice President of Finance, and Treasurer of Puget Sound Power and Light Company. He is also a former Director of Pacific Northwest Bank and Pacific Northwest Bancorp.

Joseph M. Phillips Director since 2007	Dr. Phillips, 50, is the Dean of the Albers School of Business and Economics for Seattle University. Dr. Phillips also serves on the Board of Directors of Junior Achievement of Greater Puget Sound and the MadreMonte Foundation. In addition, he is Past President of the Western Association of Collegiate Schools of Business.

Nominee for Director with Term Expiring in 2008

Craig O. Dawson Director since 2007	Mr. Dawson, 44, is the President and Chief Operating Officer of Retail Lockbox, Inc., a company specializing in payment processing, and digital image capture and retrieval services. Mr. Dawson also sits on the Boards of Directors of the Washington Roundtable, the Greater Seattle Chamber of Commerce, the University of Washington Business and Economic Development Committee, Seattle Academy of Arts and Sciences Finance Committee, and the Washington State Governor’s Global Competitiveness Council.

Continuing Directors

Directors Whose Term Expires in 2009

Robert J. Grossman Director since 2003	Mr. Grossman, 71, is an Independent Architectural Consultant and a retired Principal Architect; Director, President, and Managing Principal of the Seattle office of Northwest Architectural Company, P.S.

Gerald O. Hatler Director since 1998	Mr. Hatler, 58, is the Vice Chairman, President, and Chief Executive Officer of EvergreenBancorp, Inc. and EvergreenBank. Mr. Hatler serves on the Boards of Directors of PEMCO Technology Services, Inc., Seattle Central Community College Foundation, Junior Achievement of Greater Puget Sound, and the Columbia Tower Club. He is also a member of the American Bankers Association — Government Relations Council, previous Chairman of the Washington Bankers Association, and previous Director of the Western Independent Bankers Association.

Stan W. McNaughton Director since 1998	Mr. McNaughton, 56, is the Chairman of EvergreenBancorp, Inc. and EvergreenBank. He is also the Chairman, President, and Chief Executive Officer of PEMCO Mutual Insurance Company, PEMCO Insurance Company, PEMCO Life Insurance Company, Public Employees Insurance Agency, Inc., and PEMCO Corporation He also serves on the Boards of Directors of PEMCO Technology Services, Inc., and PCCS, Inc., and as Treasurer and Director of PEMCO Foundation Inc.

Directors Whose Term Expires in 2008

Richard W. Baldwin Director since 2001	Mr. Baldwin, 62, is Chairman and CEO of Baldwin Resource Group Inc., a business consulting company that specializes in acquisitions and mergers, strategic planning, and risk-management services. He also serves on the Boards of Directors of the Discovery Institute, IBA West and the Washington State Hotel & Lodging Association, and as chairman of the planning advisory board for the city of Sammamish, and. He has also served as a Director for the Washington Policy Center and Big Brothers Big Sisters of King & Pierce County.

C. Don Filer Director since 1976	Mr. Filer, 82, is Chief Executive Officer of the C. Don Filer Insurance Agency, Inc. He also serves as Vice President of Elliott Bay Marina, Inc. and President of Elliott Bay Marine Service, Inc., Premium Credit Corporation, and Aero-Marine Corporation. He is the owner of Executive Associates, and a Managing Member of Horses Unlimited LLC.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors is committed to good business practices, transparency in financial reporting, and the highest level of corporate governance. We operate within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct, and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance and our corporate governance guidelines and practices, including committee charters are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices.

Code of Ethics

The Company adopted a Code of Ethics for Senior Financial Officers, which applies to its principal executive officer, principal financial officer, principal accounting officer or controller, and any persons performing similar functions. A copy of the Code of Ethics was filed as an Exhibit to the Company’s 2003 Annual Report on Form 10-K.

For a copy of our Code of Ethics, current Bylaws, and Audit Committee Charter you can write to: EvergreenBancorp, Inc., c/o the Corporate Secretary, 1111 3rd Avenue, Suite 100, Seattle, Washington 98101.

Shareholder Communications

The Company and the Board of Directors welcome communication from shareholders and have established a formal method for receiving such communication. The preferred method is by mail. Shareholders may send written communications to the entire Board or to individual members, addressing such communications to EvergreenBancorp, Inc., 1111 3rd Avenue, Suite 100, Seattle, Washington 98101, Attention: Corporate Secretary. These communications will be reviewed and if they are relevant to and consistent with the Company’s operations and policies, such communications will be forwarded to the entire Board for review and consideration.

Director Independence

As part of its commitments to good business practices and the result of increased regulatory requirements, the Board has implemented certain corporate governance standards, including maintaining an independent board. The Board has analyzed the independence of each director and nominee and has determined that each of the following members of the Board meet the applicable SEC requirements and Nasdaq listing standards regarding “independence” and that each such director is free of relationships that would interfere with the individual exercise of independent judgment. In determining the independence of each director, the Board considered many factors, including any lending with the directors, each of which were made on the same terms as comparable transactions made with other persons. Such arrangements are discussed in detail below, in the section entitled “Transactions with Management.”

Based on these standards, the Board determined that each of the following non-employee directors is independent and has no relationship with the Company, except as a director and shareholder:

Richard W. Baldwin	Craig O. Dawson
C. Don Filer	Russel E. Olson
Carole J. Grisham	Joseph M. Phillips
Robert J. Grossman

In addition, based on such standards, the Board has determined that Gerald O. Hatler and Stan W. McNaughton are not independent. Mr. Hatler, President and Chief Executive Officer of the Company and the Bank, serves as a member of the Executive and Loan Committees and also serves as a director of PEMCO Technology Services, Inc. Mr. McNaughton, Chairman of the Company and the Bank, is also the Chairman, President, and Chief Executive Officer of PEMCO Mutual Insurance Company, PEMCO Insurance Company, PEMCO Life Insurance Company, Public Employees Insurance Agency, Inc., and PEMCO Corporation, a director of PEMCO Technology Services, Inc. and PCCS, Inc., and a director and Treasurer of PEMCO Foundation, Inc. Some of these companies provide services to, or contract with the Company and/or the Bank for various services in the normal course of business and are described further under “Transactions with Management.”

Executive Compensation Interlocks and Insider Participation.   During the most recent fiscal year, no executive officer of the Company served on the Compensation Committee (or equivalent), or the board of directors of another entity whose executive officer served on the Company’s Compensation Committee.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board of Directors

The Board of Directors holds regularly scheduled meetings. The Board held 14 meetings (including regularly scheduled and special meetings) during the fiscal year. In addition to meetings of the full Board, directors attended meetings of Board committees, as well as educational programs and strategic planning sessions with senior management. The Company encourages, but does not require, members of the Board to attend its Annual Meetings. All members of the Board attended the Company’s 2006 Annual Meeting.

Certain Committees of the Board of Directors

The Board has established certain standing committees including separate Audit, Compensation, Loan and Nominating/Executive Committees to serve both the Company and the Bank. Each director attended at least 75 percent of the meetings of the aggregate of (i) the total meetings of the Board of Directors, and (ii) the total number of meetings held by all committees on which he or she served. The following table shows the membership of the various committees.

Committee Membership

Loan &
Executive/
Name	Audit		Compensation		Nominating

Richard W. Baldwin	☐		☑		☐
C. Don Filer	☑	*	☐		☑
Carole J. Grisham	☑	**	☐		☐
Robert J. Grossman	☐		☑	**	☐
Gerald O. Hatler	☐		☐		☑
Stan W. McNaughton	☐		☑		☑	**
Russel E. Olson	☑		☐		☑

*	Mr. Filer was appointed to the committee on 10/19/2006 a result of the death of member J. Thomas Handy

**	Committee Chair

Audit Committee

The Audit Committee is currently comprised of three directors, each of whom is considered “independent” as defined by the Nasdaq listing standards and approved by the SEC. In addition, the Board has determined that the Audit Committee’s Chair, Carole J. Grisham, is an “audit committee financial expert” as that term is described in Item 401(h)(2)-(3) of Regulation S-K. The Audit Committee held 12 meetings during the fiscal year 2006, 5 of which included executive sessions held outside the presence of management.

The Audit Committee operates under a formal written charter that was included as an appendix to the 2006 Proxy Statement. The Audit Committee Charter is reviewed annually and revised as deemed necessary.

The main function of the Audit Committee is to assist the Board of Directors in monitoring the integrity of the Company’s financial statements, the Company’s compliance with applicable legal and regulatory requirements, and the independence and performance of the Company’s internal and external auditors.

Among other things, the Audit Committee:

•	Is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm performing or issuing an audit report;

•	Approves the engagement and pre-approves all auditing services and permissible non-audit services to be provided to the Company by the independent auditors, except for certain de minimus services as defined in the Sarbanes-Oxley Act of 2002; and

•	Maintains procedures for the receipt, retention, and treatment of complaints regarding financial and other matters.

Loan, Nominating, and Executive Committee

The Executive Committee also serves as the Loan Committee for the Bank and the Nominating Committee. In 2006, the Executive Committee was comprised of the Chief Executive Officer, the Chairman, neither of whom are deemed “independent,” and two independent directors as that term is defined by the listing standards of Nasdaq and approved by the SEC. Its primary function is supervisory control and oversight of ongoing operations and performance. The Executive Committee meets as necessary to review these issues, as well as corporate development matters, strategic plans, and policy. As the Loan Committee, it meets regularly twice a month to review, approve, or recommend to the full Board for approval, loans as necessary, and reviews the overall performance of the loan portfolio. In addition, the Loan Committee reviews related person transactions and, as appropriate, recommends such transactions to the disinterested members of the full Board for approval.

The Executive Committee in its role as the Nominating Committee recommends candidates for election to fill vacancies on the Board, including the nominations of members whose terms are due to expire. The members of the Nominating Committee have ongoing discussions concerning the direction of the Company and the desired qualifications for future director candidates. The Nominating Committee met four times during the fiscal year 2006. The Committee will consider nominees recommended by a reasonable source, including officers, directors, and shareholders, provided that the recommendations are made in accordance with the procedures described in this Proxy Statement under “Information Concerning Shareholder Proposals and Director Nominations.”

The Committee does not operate under a formal written charter; however, in discharging its responsibilities to nominate candidates for election to the Board of Directors, the Committee endeavors to identify, recruit, and nominate candidates characterized by wisdom, maturity, sound judgment, excellent business skills, and high integrity. The Committee seeks to assure that the Board is composed of individuals of diverse backgrounds who have a variety of complementary experience, training and relationships relevant to the needs of the Company. In nominating candidates to fill vacancies created by the expiration of the term of a member of the Board, the Committee determines whether the incumbent director is willing to stand for re-election. If so, the Committee evaluates his or her performance in office to determine suitability for continued service, taking into consideration the value of continuity and familiarity with the Company’s business. The Committee evaluates all candidates, including shareholder-proposed candidates, using the same methods and criteria.

Compensation Committee

The Compensation Committee is comprised of three directors, a majority of whom are considered “independent” as defined by the Nasdaq listing standards as approved by the SEC. Mr. McNaughton, who serves on the Compensation Committee, is not deemed to be “independent” because of his relationship with the PEMCO companies discussed on page 20 under “Transactions with Management.” The Compensation Committee met three times during the fiscal year 2006. The Committee does not currently operate under a formal written charter.

The Compensation Committee recommends overall corporate philosophy and long-term strategies for executive compensation programs of the Company. The Committee reviews and evaluates the Chief Executive Officer’s performance in light of Company goals and objectives, including shareholder return. The Committee reports the results of its evaluation and makes recommendations to the Board during an executive session of non-management directors for approval of the total compensation paid to the Chief Executive Officer, including cash, non-cash, and equity compensation. In determining the recommended compensation of Mr. Hatler for 2006, the Compensation Committee considered both qualitative and quantitative factors. The Compensation Committee considered certain qualitative accomplishments by Mr. Hatler in 2005, including his leadership in strategically positioning the Company for future development and growth in the marketplace. In reviewing quantitative factors, the Compensation Committee reviewed the Company’s actual 2005 financial results compared to forecasted results.

In addition, the Compensation Committee reviews and recommends to the full Board for approval all equity-based compensation granted to employees, officers, and directors.

A detailed discussion of the executive compensation process can be found in the section “Compensation Discussion and Analysis” in this proxy statement.

The Compensation Committee also reviews and recommends to the full Board the compensation paid to directors, including committee fees. The process and procedures used in determining Board compensation is discussed in the section “Compensation of Directors.”

COMMITTEE REPORTS

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) required by Item 402(b) of Regulation S-K with management, and, based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included as part of this Proxy Statement and 2006 Annual Report on Form 10-K.

Compensation Committee Members

Richard W. Baldwin
Robert J. Grossman (Chair)
Stan W. McNaughton

Audit Committee Report

The Audit Committee currently consists of the directors listed below. As part of fulfilling its responsibilities, the Audit Committee has met and held discussions with management and the Company’s independent registered public accounting firm. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with the standards of the Public Company Accounting Oversight Board of the United States, and the Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm, including those matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Our independent registered public accounting firm also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independent Discussions with Audit Committees), and the Committee discussed that firm’s independence with representatives of the firm.

Based on the Committee’s review of the audited consolidated financial statements and its various discussions with management and the independent registered public accounting firm noted above, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC.

Audit Committee Members

Carole J. Grisham (Chair)
C. Don Filer
Russel E. Olson

COMPENSATION OF DIRECTORS

Directors receive compensation in the form of cash, benefits, and, as applicable, awards in the form of restricted stock or stock options.

The following table shows compensation paid or accrued for the last fiscal year to the Company’s directors. The footnotes to the table describe the details of each form of compensation paid to directors. The table includes only those columns that relate to compensation paid to or earned by directors in 2006.

2006 Director Compensation Table

	Fees Earned or		Option	All Other
	Paid in Cash		Awards	Compensation	Total
Name(a)	($)(b)(1)		($)(c)(2)	($)(d)(3)	($)(e)

Richard W. Baldwin	$10,500		$3,540	$9,442	$23,482
Craig Dawson(4)	$0		$0	$0	$0
C. Don Filer	$16,750	(5)	$3,540	$9,442	$29,732
Carole J. Grisham	$15,500		$3,260	$4,601	$23,361
Robert J. Grossman	$10,500		$2,723	$9,442	$22,665
J. Thomas Handy	$15,375	(6)	$2,391	$7,081	$24,847
Gerald O. Hatler	$10,500		$2,907	$0	$13,407
Stan W. McNaughton	$15,500		$2,815	$0	$18,315
Russel E. Olson	$20,500		$2,987	$0	$23,487
Joseph M. Phillips(4)	$0		$0	$0	$0

(1)	Amounts shown reflect the payment of the annual retainer and Committee fees paid to non-employee directors and includes $2,000 for Mr. Olson deferred under the Directors’ Deferred Compensation Plan, the material terms of which are discussed below.

(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS 123(R) and includes amounts awarded in and prior to 2006. Additional information regarding assumptions used is contained in Note 11 to the Company’s audited financial statements for the year ended December 31, 2006 included in the Company’s accompanying Annual Report.

On May 18, 2006, an option to purchase 1,000 shares with an exercise price of $14.25 per share (the closing price of the Company’s common stock on the date of grant) was granted to each director for an aggregate total of 7,000 shares valued at $31,312. These nonqualified options expire three years and ninety days from the date of grant and vest over a three-year period, with 33.3% vesting on each anniversary of the grant date and becoming fully vested in 2009. Grant date fair value is based on the Black — Scholes option pricing model for use in valuing stock options. The actual value, if any, which the director may realize upon exercise of the options, will depend on the excess of the stock price over the base value on the date of exercise. The assumptions used in determining the grant date fair values of these awards are set forth in Note 11 to the Company’s financial statements for the fiscal year 2006, included in the Company’s accompanying Annual Report.

At fiscal year end, directors had outstanding stock option awards to purchase shares of the company as follows: Richard W. Baldwin, 3,000 shares; C. Don Filer, 3,000 shares; Carole J. Grisham, 3,166 shares; Robert J. Grossman, 2,333 shares; Gerald O. Hatler, 1,333 shares (see page 17 for outstanding stock option awards granted to Mr. Hatler as an employee); Stan W. McNaughton, 2,333 shares; and Russel E. Olson, 2,887 shares, for an aggregate total of 18,052 shares.

(3)	Represents amounts paid on behalf of the directors for medical, dental and vision insurance coverage.

(4)	Messrs. Dawson and Phillips joined the Board in 2007, and accordingly they received no compensation in 2006.

(5)	Mr. Filer received a prorated fee for his service on the Audit Committee beginning in October 2006.

(6)	Mr. Handy received prorated fees through the date of his death in September 2006.

2006 Director Fees

Cash Compensation

For the year 2006, directors of the Company each received an annual retainer fee of $10,500 for their services, which was a $1,500 increase over 2005. In addition, non-employee directors received an additional fee of $5,000 for serving on the Executive Committee and $5,000 for serving on the Audit Committee. At this time, the Company does not pay an additional fee for members of the Compensation Committee, or a fee for meeting attendance, or additional fees to committee chairpersons. The fees paid to directors are recommended by the Compensation Committee and approved by the full Board on an annual basis. Currently, the Bank does not pay a fee to its directors.

Directors and their spouses may be entitled to participate in the Company’s medical, dental, and vision insurance plans. The Company will pay the cost of such coverage for eligible directors on the same shared cost basis as for Company employees. Directors also receive reimbursement for reasonable travel expenses associated with Board and/or Committee meetings, as well as costs and expenses incurred while attending director educational programs.

Equity Compensation

Upon the recommendation of the Compensation Committee, awards may be granted to our directors under the Company’s Second Amended 2000 Stock Option and Equity Compensation Plan (the “Plan”). The Plan authorizes the Board, or a committee of the Board, to administer the Plan (referred to as the “Plan Administrator”). The Plan Administrator has the authority to grant awards to directors and to determine the terms and conditions of such awards. To date, only nonqualified stock options that vest over a three-year period and exercisable within three years and ninety days from date of grant have been awarded under the Plan. The Plan Administrator also has the ability to grant directors alternate types of equity-based compensation, such as restricted stock, stock appreciation rights (“SARs”), and restricted stock units under the Plan. The shareholders approved the granting of these alternate types of equity-based compensation in April 2006. For a description of the material terms of the Plan, see section “EXECUTIVE COMPENSATION — Equity Compensation Plans.”

Directors’ Deferred Compensation Plan

The Board adopted the PEMCO Directors’ Deferred Compensation Plan (“Directors’ DCP”), and its amendments, effective August 1, 2005, and such plan is open to all non-employee directors on a completely voluntary basis.

The Directors’ DCP is a non-qualified deferred compensation plan under which non-employee directors may elect to defer payment of some or all of their directors’ fees. The Company does not contribute to the Directors’ DCP and funds deferred are held in a Rabbi Trust administered by US Bank. The Company will make distributions in accordance with individual elections. Directors are fully vested in their benefits under the Directors’ DCP at all times. Benefit payments from the Directors’ DCP are taxed as ordinary income in the year they are received by participants. The Company will generally receive a deduction for the deferred directors’ fees at that time. ERISA and the Internal Revenue Code’s tax-qualified plan rules generally do not apply to this plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of January 31, 2007, the amount of common stock beneficially owned by (a) each director and director nominee; (b) the executive officers named in the compensation table (“Named Executives”); (c) all persons who are beneficial owners of 5% or more of the Company’s common stock; and (d) all of the Company’s directors and executive officers as a group. Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a director or executive officer can vote or transfer and stock options that are exercisable currently or become exercisable within 60 days. Except as noted below, each holder has sole voting and investment power for all shares shown as beneficially owned. Where beneficial ownership was less than one percent of all outstanding shares, the percentage is not reflected in the table. All share numbers and prices have been adjusted for applicable stock splits and stock dividends.

		Number of		Percentage of
Name	Position with Company and/or Bank	Shares(1)(2)		Shares(1)

Executive Officers and Directors
Richard W. Baldwin	Director	6,514		*
Valerie K. Blake	Sr. Vice President of the Bank
Gordon D. Browning	Executive Vice President and Chief Financial Officer of the	27,624		1.17
	Company and the Bank	3,000		*
Craig O. Dawson	Director	—		—
C. Don Filer	Director	40,985		1.74
Carole J. Grisham	Director	9,569	(3)	*
Robert J. Grossman	Director	5,111		*
Gerald O. Hatler	Vice Chairman, President, and Chief Executive Officer of the Company and the Bank	68,780	(4)	2.80
Stan W. McNaughton	Chairman	120,948	(5)	5.13
Russel E. Olson	Director	7,167		*
Joseph M. Phillips	Director	—		—
Michael H. Tibbits	Executive Vice President & Chief Credit Officer of the Bank	3,336		*
Michelle P. Worden	Executive Vice President of the Bank	20,252		*
Directors and executive officers as a group (13 persons)		313,286		13.31%

*	Represents less than 1% of the Company’s outstanding common stock.

(1)	Amounts reflect all applicable stock splits and dividends paid on the Company’s common stock.

(2)	Includes options granted under the Plan that are exercisable within 60 days as follows: Mr. Baldwin, 668 shares; Ms. Blake, 25,889 shares; Mr. Filer, 668 shares; Ms. Grisham, 1,001 shares; Mr. Grossman, 445 shares; Mr. Hatler, 46,250 shares; Mr. McNaughton, 445 shares; Mr. Olson, 722 shares; Mr. Tibbits, 1,336 shares; and Ms. Worden, 19,952 shares.

(3)	Includes 3,000 shares owned by Ms. Grisham’s spouse.

(4)	Includes 2,888 shares owned by Mr. Hatler’s spouse.

(5)	Includes 63,000 shares of common stock owned by PEMCO Mutual Insurance Company and 30,000 shares of common stock owned by its wholly-owned subsidiary, PEMCO Insurance Company, of which companies Mr. McNaughton serves as an officer and chairman. Mr. McNaughton disclaims beneficial ownership of these shares.

5% Shareholder
Clara McNaughton	130,690	5.55%
16109 Evanston Avenue North Shoreline, Washington

MANAGEMENT

Executive Officers who are not Directors

The following table sets forth information with respect to the executive officers who are not director nominees or directors of the Company, including employment history for the last five years.

			Tenure as an
		Position with Bank and Five Year	Officer of
Name	Age	Employment History	the Bank

Valerie K. Blake	57	Senior Vice President	1998
Gordon D. Browning	52	Executive Vice President and Chief Financial Officer(1)	2006
Michael H. Tibbits	46	Executive Vice President and Chief Credit Officer(2)	2006
Michelle P. Worden	45	Executive Vice President	2005

(1)	Mr. Browning joined the Company on September 11, 2006. He previously served as the Chief Financial Officer of Northwest Business Bank and as the Chief Operating Officer of Evergreen Home Loans.

(2)	Mr. Tibbits joined the Bank in 2005 and was appointed as Chief Credit Officer on February 16, 2006. Prior to 2005, he was a Senior Vice President with Bank of America.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

We believe that the most effective executive compensation program is one that is designed to reward executives with annual and long-term compensation and to align the executives’ interests with those of the shareholders. Our objective is to create long-term value for the Company’s shareholders, consistent with protecting the interests of depositors. We believe this objective is best supported by attracting, retaining and motivating well-qualified directors, executive officers, and other employees through competitive compensation arrangements.

Historically, the Company has placed more emphasis on base salary, discretionary bonuses and other benefits than on incentive-based compensation programs. The Company believes that this approach provides more long-term benefit to our shareholders than one heavily weighted towards incentive-based compensation. By assigning more weight to base salary and other benefits, the Company believes executive turnover is reduced, which, in turn, reduces recruiting expense, insures philosophical continuity at the executive level over time, and encourages a “teamwork” approach to managing the Company.

The Company’s belief on the value of long-term retention is also reflected in the structure of its retirement package, which includes post-retirement medical benefits for eligible employees, a 401(k) plan and an opportunity to defer a certain portion of his or her compensation.

The Company periodically awards equity-based compensation to executive officers, both as recognition of superior past performance and to align the interest of its executives with those of our shareholders. Executives are encouraged, but not required, to purchase shares of the Company’s common stock.

Compensation Committee

The Committee has the responsibility for establishing and monitoring adherence with the Company’s compensation philosophy. The Committee ensures that the total compensation paid to the named executive officers (“Named Executives”) is fair, reasonable and competitive, and works to further the current and future success of the Company. The Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive, relative to the compensation paid to executives in similar positions.

The Compensation Committee reviews and evaluates the Chief Executive Officer’s performance in light of Company goals and objectives, including shareholder return, and recommends to the Board during an executive session of non-management directors for approval of the total compensation paid to the Chief Executive Officer, including cash, non-cash, and equity compensation. The Compensation Committee also reviews and recommends to the full Board the compensation paid to directors, including committee fees. In addition, the Compensation Committee reviews and recommends for Board approval all equity-based compensation granted to employees, officers, and directors.

Role of Executive Officers in Compensation Decisions

The Chief Executive Officer annually reviews the performance of the Named Executives. The conclusions reached and recommendations based on these reviews, including salary adjustments and other annual award amounts, are reviewed with members of the Committee. The Committee can exercise its discretion in modifying any recommended adjustments or awards to the Named Executives. The Chief Executive Officer is not involved with any aspect of determining his own compensation.

Targeted Overall Compensation

The Company competes with other much larger financial institutions for top executive talent. As a result, the Company has generally set total compensation levels for its executive officers in a range of between 80% and 110% of the mean total compensation for comparable positions at similar sized companies. Several bank executive compensation surveys are available and the Company has chosen to use survey information provided by Milliman Consultants and Actuaries.

The Milliman analysis provided the starting point for our analysis of compensation of executive management. When establishing salaries, annual bonus incentives and long-term incentives for our Named Executives, consideration is given to (i) the Company’s overall performance during the past year including meeting its financial and other strategic goals; (ii) the executives’ level of responsibility and function within the Company; (iii) the individual’s performance during the year; and (iv) the Milliman analysis. With respect to executive officers other than the Chief Executive Officer, the Committee also takes into consideration the recommendations of the Chief Executive Officer, however, other discretionary and subjective components may also be considered.

The Compensation Committee has the authority, in its sole discretion, as appropriate, to retain and confer with outside advisors on compensation matters to insure that the Company’s executive compensation structure is achieving its intended result.

2006 Executive Compensation Components

For the fiscal year ended December 31, 2006, the principal components of compensation for Named Executives included:

•	Base salary

•	Discretionary, individual job performance-based bonuses

•	Long-term equity compensation

•	Retirement and other benefits

•	Deferred compensation

•	Executive severance agreements

•	Perquisites and other personal benefits

Base salary.  The base salaries provided to the Named Executives in 2006 were between 90% and 130% of the mean average of the base salaries for similar positions. The Company believes that by providing base salaries at this level it enables the Company to attract and retain the caliber of people required to ensure the growth and long-

term success of the Company. Since the Company has historically paid lower bonuses as a percent of total compensation than comparable sized companies, its executive base pay has tended to be above the mean.

Discretionary bonuses.  Company executives are responsible for creating and executing strategic plans for their business unit. The Company rewards executive performance that exceeds expectations by paying periodic annual bonuses. The variable annual bonus permits individual performance be recognized and is based, in significant part, upon how well the executive executes his or her individual plan, and the contribution made by the executive to the Company’s overall performance. Although not explicitly tied to the executive or the Company achieving specific goals, bonuses are paid based on the performance of the executive and the Company.

Long-term equity compensation.  The Company typically makes annual awards to its executive officers based upon how well they execute their individual strategic plan, and the results of the Company’s performance. All awards are granted under the Company’s Second Amended 2000 Stock Option and Equity Compensation Plan (the “Plan”). Historically, the Company has awarded only nonqualified stock options, however, the Plan provides also for the grant of incentive stock options, restricted stock, stock appreciation rights, and restricted stock units. The intent of the Plan is to align the financial interests of management with those of the shareholders. Grants in 2006 were made at the May 18, 2006 meeting of the Board. We do not coordinate the timing of equity award grants with the release of material non-public information. The exercise price for equity awards is established at the fair market value of the closing price of our stock on the date the Committee approves the grant. On March 15, 2007, based on the recommendation of the Committee and in recognition of Mr. Hatler’s leadership and the Company’s performance in 2006 which included record earnings, the Board approved a nonqualified stock option award to the Chief Executive Officer to acquire 2,000 shares of the Company’s common stock, at a per share exercise price of $15.25, the closing price on the date of grant. The options vest over a five-year period and are exercisable within ten years from the date of grant.

Retirement and other benefits.  The Company believes that retirement benefits for its executive officers is an important part of the total compensation package and provides a mechanism for attracting and retaining superior executives. The Company provides retirement benefits in the form of employer contributions to the employee’s 401(k) account, post-retirement medical benefits, and an opportunity to defer a portion of his or her salary and bonus. The 401(k) plan permits all salaried employees to contribute up to a maximum of 15% of gross salary per month. For the first 6%, the Company contributes two dollars for each dollar the employee contributes. Partial vesting of Company contributions to the plan begins at 20% after two years of employment, and such contributions are 100% vested within five years of employment.

The post-retirement medical benefits are comparable to those provided to current employees. This benefit is provided only to employees who have worked for the Company for at least 15 years and have attained the age of 62 for employees hired prior to January 1, 2004, or 64 for those employees hired after that date.

Deferred Compensation.  In August 2005, the Board adopted an executive deferred compensation plan. The plan provides eligible executives to defer payment of up to 20% of their salary and bonus. The plan allows for additional deferral of taxable income because of regulatory restrictions imposed on higher compensated employees’ participation in the Company’s 401(k) Plan.

Executive Severance Agreements.  The Company believes that severance agreements help protect the interests of the shareholders by maintaining continuity of leadership through retention, and providing severance benefits to its employees in the event of a change in control. The Bank has entered into individual Change in Control/Severance Agreements with its Named Executives. The agreements provide for severance benefits if the executives’ employment is terminated under certain defined circumstances within twelve months following a change in control, as defined in the agreement. The amounts that could be payable under the respective agreements are quantified under the section “Executive Compensation — Post Employment and Termination Benefits” of this proxy statement.

Perquisites and other personal benefits.  The Company provides medical, dental, life, and disability insurance benefits comparable to those provided by other similar companies. In 2006, the Company paid 90% of the employee’s insurance premiums and 90% of the premiums for their family members. In 2007, those percentages are reduced to 85% and 75%, respectively.

EXECUTIVE COMPENSATION

Compensation Tables

The following table sets forth the compensation paid or accrued during fiscal year 2006 to the Company’s Chief Executive Officer, Chief Financial Officer, and the three most highly compensated executive officers of the Company whose total compensation during the last fiscal year exceeded $100,000. For 2006, the table also includes two executive officers that departed during 2006 for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of fiscal year 2006. The Bank pays all compensation of the executive officers. The table includes only those columns that relate to compensation earned by the executive officers in 2006. The Company did not grant stock awards, nor does it have an incentive compensation plan. Deferred compensation earnings for Mr. Hatler are not disclosed as the amount did not reach a level of “above-market earnings.”

SUMMARY COMPENSATION TABLE

				Option	All Other
Name and		Salary	Bonus	Awards	Compensation	Total
Principal Position(a)	Year(b)	($)(c)	($)(d)	($)(1)(e)	($)(2)(3)(4)(f)	($)(g)

Gerald O. Hatler,	2006	$270,923	$35,000	$17,461	$27,958	$351,342
President & CEO of
Company and Bank
Gordon D. Browning,	2006	$39,039	$0	$956	$110	$40,105
Executive Vice President &
CFO of Company and Bank
William G. Filer II,	2006	$60,634	$0	$28,897(5)	$66,531(6)	$156,062
Former Executive Vice
President & CFO of Company
and Bank*
Susan L. Gates,	2006	$16,923	$0	$0	$37,349(7)	$54,272
Former Executive Vice President &
CCO of Bank**
Valerie K. Blake,	2006	$89,653	$0	$13,143	$14,586	$117,382
Senior Vice President of Bank
Michael H. Tibbits,	2006	$119,327	$20,000	$5,925	$17,185	$162,437
Executive Vice President &
CCO, of Bank
Michelle P. Worden,	2006	$100,000	$20,000	$12,160	$16,372	$148,532
Executive Vice President
of Bank

*	Mr. Filer’s employment as Executive Vice President and CFO of the Company and the Bank terminated on June 16, 2006. Under the terms of a written transition agreement (filed as an exhibit to Form 8-K dated June 8, 2006), in addition to six weeks of regular base pay, the Company paid (either to Mr. Filer or on his behalf) additional amounts that are included in “Other Compensation” and explained in the footnotes below.

**	Ms. Gates’ employment as Executive Vice President and CCO of the Bank terminated on February 10, 2006. Under the terms of a written agreement (filed as an exhibit to Form 8-K dated February 2, 2006), the Company paid to Ms. Gates, separation pay that is included in “Other Compensation” and explained in the footnotes below.

(1)	Reflects the dollar amounts recognized for financial statement reporting purposes for the year ended December 31, 2006 in accordance with SFAS 123(R) and include amounts awarded in and prior to 2006. Additional information regarding assumptions used is contained in Note 11 to the Company’s audited financial statements for the year ended December 31, 2006 included in the Company’s accompanying Annual Report.

The amount recognized for options received by Mr. Hatler as a director is included in the Director Compensation Table on page 9.

(2)	The Bank paid life insurance premiums for the benefit of the executives as follows: Mr. Hatler, $558; Mr. Filer, $140; Ms. Gates, $45; Ms. Blake, $210; Mr. Tibbits, $246; and Ms. Worden, $212.

(3)	The Bank paid the following amounts as matching contributions to the 401(k) Plan: Mr. Hatler, $26,400; Mr. Filer, $11,282; Ms. Gates, $3,497; Ms. Blake, $10,746; Mr. Tibbits, $16,719; and Ms. Worden, $16,372.

(4)	Does not include perquisites and personal benefits received by any officer, including the personal use of vehicles provided by the Bank and club memberships, the total of which did not exceed $10,000.

(5)	Under the terms of Mr. Filer’s transition agreement referenced above, the Company accelerated the vesting of all stock options granted to him during the period of 2000 — 2005 so that they became fully vested on June 16, 2006, and expired on December 31, 2006.

(6)	Represents amounts paid to Mr. Filer under his transition agreement of six weeks of base pay ($15,058), accrual of earned vacation pay through June 16, 2006 ($33,378), premiums for COBRA insurance for two months ($1,673), and payment to an outplacement counseling service ($5,000).

(7)	Represents amounts paid to Ms. Gates under her separation agreement of two months of base bay ($18,334), accrual of earned vacation pay through February 10, 2006 ($12,217), and premiums for COBRA insurance for four months ($3,256).

Equity Compensation Plan

Stock Option Plans

In April of 2006, the shareholders of the Company adopted the Second Amended 2000 Stock Option and Equity Compensation Plan (the “Plan”). The Plan provides for the granting of nonqualified and incentive stock options, restricted stock awards, SARs, and restricted stock units to certain employees, officers, directors, and independent contractors. The Plan currently provides for the grant of up to 329,724 shares of common stock. Awards available under the Plan have been adjusted to reflect all applicable stock splits and dividends paid on the Company’s common stock. At December 31, 2006, the aggregate number of shares represented by granted but unexercised options under the Plan was 207,434 and the number of shares remaining available for future grant was 47,243. During 2006, nonqualified stock options totaling 38,500 were granted under the Plan.

To date, only nonqualified stock options have been awarded under the Plan. Both incentive and nonqualified stock options granted to employees vest over a five-year period and expire after ten years from the date of grant. Nonqualified stock options granted to directors vest over a three-year period and expire after three years and ninety days from the date of grant. Restricted stock units, restricted stock awards, and SARs vest upon satisfying such conditions as the Plan Administrator determines, including, for example, completing a specified number of years of service or attaining performance goals. An award recipient holding a restricted stock unit or SAR has none of the rights of a shareholder (including the payment of cash dividends) until such time as shares, if any, are actually issued. An award recipient holding a restricted stock award (both vested and unvested) will have the rights of a shareholder (including voting, dividend and liquidation rights) with respect to the shares subject to the award. Upon termination of employment, any unvested portion of a restricted stock unit or a SAR will be forfeited.

Equity Awards for Named Executive Officers

The tables on the following pages set forth certain information concerning stock awards relating to the Named Executives at fiscal year end December 31, 2006.

2006 Grants of Plan-Based Awards

		All Other Option
		Awards: Number	Exercise or Base	Grant Date Fair
		Securities Under-	Price of Option	Value of Stock and
	Grant	lying Options	Awards	Option
Name(a)	Date(b)	(#)(1)(c)	(/Sh)(d)	Awards(2)(e)

Valerie K. Blake	5/18/2006	3,500	$14.25	$15,656
Gordon D. Browning	9/11/2006	3,000	$15.05	$14,335
William G. Filer II	n/a	0	0	0
Susan L. Gates	n/a	0	0	0
Gerald O. Hatler	5/18/2006	4,000	$14.25	$17,892
Michael H. Tibbits	5/18/2006	5,000	$14.25	$22,366
Michelle P. Worden	5/18/2006	4,000	$14.25	$17,892

(1)	Nonqualified stock options which vest over a five year period and are exercisable for ten years from date of grant. Options may be exercised for a period of ninety days following termination of employment and for one year following death or permanent and total disability. Amounts have been adjusted to reflect all applicable stock splits and dividends paid on the Company’s common stock. As a director, Mr. Hatler also received 1,000 nonqualified stock options that vest over a three-year period and are exercisable for three years and ninety days from date of grant. These shares are reflected in the Director Compensation Table.

(2)	Represents the grant date fair value of the stock option award in accordance with SFAS 123(R). Grant date fair value is based on the Black — Scholes option pricing model for use in valuing stock options. The actual value, if any, which the executive may realize upon exercise of the options, will depend on the excess of the stock price over the base value on the date of exercise. The assumptions used in determining the grant date fair values of these awards are set forth in Note 11 to the Company’s financial statements for the fiscal year 2006, included in the Company’s accompanying Annual Report.

2006 Option Exercises and Stock Vested

	Option Awards
	Number of
	Shares
	Acquired on		Value
	Exercise		Realized on
Name(a)	(#)(b)		Exercise($)(c)(1)

Valerie K. Blake	0		0
Gordon D. Browning	0		0
William G. Filer II	30,990	(2)	$182,110
Susan L. Gates	4,420		$23,530
Gerald O. Hatler	1,833		$9,546
Michael H. Tibbits	0		0
Michelle P. Worden	0		0

(1)	Value realized represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options (based on closing price on the date of grant). The numbers have been adjusted to reflect applicable stock splits and stock dividends.

(2)	Under the terms of the transition agreement entered into with Mr. Filer, all stock options granted to him during the period 2000 — 2005 were accelerated and vested on June 16, 2006, and expired on December 31, 2006.

Outstanding Equity Awards at Fiscal Year-End 2006

	Option Awards (*)
		Number of
	Number of	Securities
	Securities	Underlying
	Underlying	Unexercised		Option Exercise
Name	Options	Options		Price	Option Expiration
(a)	(#) Exercisable(b)	(#) Unexercisable(c)		($)(d)	Date(e)

Valerie K. Blake	8,694	0		$6.8380	10/24/2010
	6,324	0		7.0514	5/30/2011
	4,216	1,053	(1)	8.0158	3/22/2012
	2,200	1,466	(2)	8.8920	3/26/2013
	1,335	1,998	(3)	10.6500	7/16/2014
	1,334	5,332	(4)	13.8750	6/17/2015
	0	3,500	(5)	14.2500	5/19/2016
Gordon D. Browning	0	3,000	(6)	15.0500	9/11/2016
William G. Filer II	0	0		n/a	n/a
Susan L. Gates	0	0		n/a	n/a
Gerald O. Hatler	11,291	0		6.8380	10/24/2010
	15,810	0		6.9565	1/20/2011
	8,433	2,108	(7)	8.0158	5/17/2012
	4,401	2,932	(2)	8.8920	3/26/2013
	3,335	4,998	(3)	10.6500	7/16/2014
	445	888	(8)	13.6875	11/19/2008
	1,069	4,264	(9)	13.6875	8/19/2015
	0	1,000	(10)	14.2500	8/19/2009
	0	4,000	(5)	14.2500	5/19/2016
Michael H. Tibbits	1,067	1,599	(11)	12.3750	1/21/2015
	269	1,064	(4)	13.8750	6/17/2015
	0	5,000	(5)	14.2500	5/19/2016
Michelle P. Worden	3,476	0		6.8380	10/24/2010
	4,741	0		7.0514	5/30/2011
	4,216	1,053	(1)	8.0158	3/22/2012
	2,750	1,832	(2)	8.8920	3/26/2013
	2,000	3,000	(3)	10.6500	7/16/2014
	800	3,200	(4)	13.8750	6/17/2015
	0	4,000	(5)	14.2500	5/19/2016

*	Nonqualified stock options granted to employees vest annually at 20% over a five-year period and are exercisable for ten years from date of grant. Options may be exercised for a period ninety days following termination of employment and for one year following death or permanent and total disability.

Nonqualified stock options granted to Mr. Hatler as a director vest annually at 33.3% over a three-year period and are exercisable for three years and ninety days from date of grant.

Amounts have been adjusted to reflect all applicable stock splits and dividends paid on the Company’s common stock.

(1)	Vested on 3/21/2007.

(2)	One-half vested on 3/25/2007 and one-half vests 3/25/2008.

(3)	Vests equally on 7/15/2007, 7/15/2008, and 7/15/2009.

(4)	Vests equally on 6/16/2007, 6/16/2008, 6/16/2009, and 6/16/2010.

(5)	Vests equally on 5/18/2007, 5/18/2008, 5/18/2009, 5/18/2010, and 5/18/2011.

(6)	Vests equally on 9/11/2007, 9/11/2008, 9/11/2009, 9/11/2010, and 9/11/2011.

(7)	Vests on 5/16/2007.

(8)	Vests equally on 8/18/2007 and 8/18/2008.

(9)	Vests equally on 8/18/2007, 8/18/2008, 8/18/2009, and 8/18/2010.

(10)	Vests equally on 5/18/2007, 5/18/2008, and 5/18/2009.

(11)	One-fourth vested on 1/20/2007 and the remaining vest equally on 1/20/2008, 1/20/2009, and 1/20/2010.

Post Employment and Termination Benefits

2006 Non-Qualified Deferred Compensation

	Executive	Registrant	Aggregate	Aggregate
	Contribution in	Contributions in	Earnings in	Balance at Last
Name(a)	Last FY($)(b)	Last FY($)(c)	Last FY($)(d)(1)	FYE($)(e)(1)

Valerie K. Blake	0	0	0	0
Gordon D. Browning	0	0	0	0
William G. Filer II	0	0	0	0
Susan L. Gates	0	0	0	0
Gerald O. Hatler	0	0	$7,191	$69,032
Michael H. Tibbits	0	0	0	0
Michelle P. Worden	0	0	0	0

(1)	Reflects earnings deferred under the PEMCO Executive Deferred Compensation Plan, the terms of which are described below. Participants self-direct their deferrals into a selected group of investment funds offered through the Rabbi Trust at US Bank. No deferrals were made in 2006.

Executive Deferred Compensation Plan

The Board adopted the PEMCO Executive Deferred Compensation Plan (“Executive DCP”), effective August 1, 2005. Eligible executives may elect to defer payment of up to 20 percent of their salary and bonus. Contributions are transferred to a third party trustee under a written trust agreement. Distributions will be made in accordance with individual elections. Participants are fully vested in their contributions under the Executive DCP at all times. Benefits under the Executive DCP will be taxed to participants as they receive them after termination of employment. ERISA and Internal Revenue Code’s tax-qualified plan rules generally do not apply to this plan. The Bank does not contribute to the Executive DCP.

Executive Severance Agreements

Below is a summary of the Company’s agreements with the Named Executives listed in the Summary Compensation Table. These summaries are qualified in their entirety by the individual agreements.

The Bank entered into individual Change of Control Severance Agreements (the “Agreement”) with Gerald O. Hatler, Gordon D. Browning, Valerie K. Blake, Michelle P. Worden, and Michael H. Tibbits, effective May 24, 2005 for Mr. Hatler, September 21, 2006 for Mr. Browning, February 2, 2006 for Ms. Blake and Ms. Worden, and October 24, 2006 for Mr. Tibbits. The Agreements provide for severance benefits if the executives’ employment is terminated under certain defined circumstances within twelve months following a change of control, as defined in the Agreement. Those circumstances include termination of employment for “good reason” or other than “termination for cause,” as those terms are defined in the Agreement.

Severance benefits for the executives consist of: (i) For Mr. Hatler, a sum equal to two times the executive’s W-2 income, before salary deferral, received from the Bank for the calendar year ending before, or simultaneously with, the effective date of the change of control; for Mr. Browning, a sum equal to the greater of W-2 income, before salary deferral, received from the Bank for the calendar year ending before, or simultaneously with, the effective date of the change of control or his annualized monthly salary if employed less than one full calendar year; for Ms. Blake, Ms. Worden, and Mr. Tibbits a sum equal to one times the executive’s W-2 income, before salary deferral, received from the Bank for the calendar year ending before, or simultaneously with, the effective date of the change of control; and (ii) a continuation, for twelve months after the effective date of termination, of life, medical, dental, and disability coverage substantially identical to the coverage maintained by the Bank or the Company for the executive immediately prior to the effective date of termination, except to the extent such coverage may be changed in its application to all Bank or Company employees on a nondiscriminatory basis.

If the severance benefits payable under the Agreement, together with any other payments made or to be made for the executive’s benefit would be a “parachute payment” as defined in Section 280G of the Internal Revenue Code, then payment under the Agreement shall be reduced so that the total amount does not constitute a parachute payment. The Agreement is further limited so that no payment would constitute a “golden parachute” payment under identified regulatory rules.

The Agreement contains termination provisions that can become effective under stated circumstances. As part of the consideration for the benefits provided, the executive agrees to honor certain confidentiality and non-competition provisions described in the Agreement.

The table below shows the maximum amounts that could be paid to executives Hatler, Browning, Worden, Tibbits, and Blake under their respective agreements. The following information is based on (i) the executive’s salary at December 31, 2006; and (ii) assumes the triggering event was December 31, 2006.

	Termination
	Prior to
	Change in	Termination by Bank without Cause or by Executive With Good Reason Following Change in Control					Total Payments to
	Control	Salary	Life	Medical	Dental	Disability	Executive

Valerie K. Blake	$0	$93,283	$210	$6,900	$1,100	$410	$101,903
Gordon D. Browning	0	290,000	246	8,100	2,100	483	300,929
Gerald O. Hatler	0	584,462	558	8,100	1,630	1,093	595,343
Michael H. Tibbits	0	139,547	246	6,900	1,100	483	148,276
Michelle P. Worden	0	121,761	213	3,500	1,200	414	127,088

401(k) Retirement Plan and Profit Sharing Plan

We participate in a defined contribution retirement plan (“401(k) Plan”) that qualifies for special tax treatment under Section 401(k) of the Internal Revenue Code and covers all employees. The 401(k) Plan allows for tax-deferred employee contributions up to IRS maximum limits of 15 percent of gross salary per month. For eligible employees, the Bank will match 200 percent of the first 6 percent of the employee contribution. Employee elective contributions are 100 percent vested at all times. Matching and discretionary contributions vest 20 percent after two years of employment and are 100 percent vested upon five years, after which the employee is fully vested in all contributions. The expense relating to the Bank’s contributions for the year ended December 31, 2006 was $355,000.

As a result of the tax qualification of the 401(k) Plan, employees are not subject to federal or state income taxation on the employee elective contributions, contributions or earnings thereon until those amounts are distributed from the 401(k) Plan, although we continue to receive a compensation expense deduction for compensation paid.

TRANSACTIONS WITH MANAGEMENT

Transactions between the Company or its affiliates and related persons (including directors and executive officers of the Company and the Bank, or their immediate family) are reviewed by the Loan Committee and recommended, when appropriate, to the full Board for approval. A transaction between a “related person” shall be consummated only if a majority of the disinterested independent members of the Board approves or ratifies such transaction, and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. While this has been the Company’s practice over the years, it has not adopted formal written policies or procedures for related person transactions.

Loans to Management and Directors

During 2006, the Bank has had, and expects to have in the future, banking transactions, including loans, in the ordinary course of business with directors, executive officers, their immediate family members and their associates, on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons, which transactions do not involve more than the normal risk of collection or present other unfavorable features. All such loans were made in the ordinary course of the Bank’s business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and in the opinion of management, do not involve any undue credit risk to the Bank.

Data Processing Services

During 2006, we contracted with PCCS, Inc., PEMCO Corporation, PEMCO Mutual Insurance Company, and PEMCO Technology Services, Inc. for data processing services. Those companies were compensated at rates customary for such services and totaled $430,000. Mr. Hatler is a director of PEMCO Technology Services, Inc. and Mr. McNaughton is Chairman and/or director and officer of all four companies.

Lease Agreements

The Bank’s Eastlake office premises, located at 301 Eastlake Avenue East, Seattle and its Lynnwood branch office premises, located at 2502 196th Street SW, Lynnwood are leased from PEMCO Mutual Insurance Company, of which Mr. McNaughton is the Chairman, President, and Chief Executive Officer. The current lease payments are $20,264 and $6,298, respectively, per month. The leases are renewable as negotiated between the parties, with the current leases expiring March 31, 2007 and October 31, 2009, respectively. We consider the rent and the terms and conditions of the lease agreements with PEMCO Mutual Insurance Company to be fair and substantially the same or better than the terms and conditions of leases prevailing for comparable arms-length transactions.

COMPLIANCE WITH SECTION 16(a) FILING REQUIREMENTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, (“Section 16(a)”) requires that all executive officers and directors of the Company and all persons who beneficially own more than 10 percent of our common stock file reports with respect to beneficial ownership of our securities. We have adopted procedures to assist our directors and executive officers in complying with the Section 16(a) filings.

Based solely upon our review of the copies of the filings that we received with respect to the fiscal year ended December 31, 2006 or written representations from certain reporting persons, the Company believes that all reporting persons made all filings required by Section 16(a) on a timely basis with the SEC.

PROPOSAL NO. 2 — RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

The Audit Committee has selected Crowe Chizek and Company LLC (“Crowe Chizek”) to continue to serve as the Company’s independent registered public accounting firm for the 2007 fiscal year. A representative of Crowe Chizek is expected to be present at the 2007 Annual Meeting and will have an opportunity to make a statement if so desired and is expected to be available to respond to appropriate shareholder questions.

Although the Company is not required to seek shareholder approval of this appointment, the Board believes it to be sound corporate governance to do so. If the appointment is not ratified, the Audit Committee will investigate the reasons for shareholder rejection and will reconsider the appointment.

The Board recommends a vote FOR the ratification of the Audit Committee’s appointment of Crowe Chizek as the Company’s independent registered public accounting firm.

AUDITORS

The firm of Crowe Chizek performed the audit of the consolidated financial statements of the Company and its subsidiary for the year ended December 31, 2006.

Fees Paid to Independent Auditors

The following table sets forth the aggregate fees charged to the Company by Crowe Chizek for audit services rendered in connection with the audited consolidated financial statements and reports for the 2006 and 2005 fiscal years and for other services rendered during the 2006 and 2005 fiscal years to the Company.

		% of	Fiscal	% of
Fee Category	Fiscal 2006	Total	2005	Total

Audit Fees	$120,770	92.51%	$99,775	90.37%
Audit-Related Fees	0	0	1,350	1.77%
Tax Fees	9,780	7.49%	11,250	7.86%
All Other Fees:
Compliance Consulting
Other Consulting	0	0	0	0
Total Other Fees	0	0	0	0
Total Fees	$130,550	100%	$112,375	100%

Audit Fees.  Audit fees are fees for the audit and quarterly review of the Company’s consolidated financial statements, assistance with and review of documents filed with the SEC, consent procedures, and accounting consultations relating to transactions and the adoption of new accounting pronouncements.

Audit-Related Fees.  Audit-related fees are fees for services that are reasonably related to the performance of the audit or the review of the Company’s consolidated financial statements and principally include consultation concerning financial accounting and reporting standards.

Tax Fees.  Tax fees are primarily fees for tax preparation services, including tax planning and compliance issues.

Crowe Chizek did not provide any other services to the Company in 2006 or 2005.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee has established procedures for pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services include audit and audit-related services, tax services, compliance services, consulting and other services. For audit services, the independent registered public accounting firm provides the Audit Committee with an engagement letter at the beginning of the fiscal year outlining the scope of the audit services proposed to be performed during the year, together with an audit services fee proposal. Before the audit commences, the engagement letter and fee proposal must be approved by the Audit Committee. The Audit Committee also pre-approves all other permissible services based on specified project and service details, fee estimates and aggregate fee limits for each service category.

The Audit Committee considered the services provided by Crowe Chizek and determined that they were compatible with maintaining auditor independence.

INCORPORATION BY REFERENCE

The Report of the Compensation Committee and the Audit Committee set forth in this Proxy Statement are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference.

OTHER BUSINESS

The Board of Directors knows of no other matters to be brought before the shareholders at the Annual Meeting. In the event other matters are presented for a vote at the meeting, the proxy holders will vote shares represented by properly executed proxies in their discretion in accordance with their judgment on such matters.

At the meeting, management will report on our business and shareholders will have the opportunity to ask questions.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Shareholders may submit proposals for consideration at future annual shareholder meetings, including director nominations.

Shareholder Proposals

Proposals of shareholders intended to be presented at the 2008 Annual Meeting of Shareholders must be received by the Company’s Corporate Secretary before December 1, 2007, for inclusion in the 2008 Proxy Statement and form of proxy. A shareholder who intends to present a proposal at the Company’s Annual Meeting in 2008, other than pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, must provide the Company notice of such intention by at least February 14, 2008 or the persons named as proxies in the form of proxy will have discretionary authority at the 2008 Annual Meeting with respect to any such proposal without discussion of the matter in the Company’s Proxy Statement.

Director Nominations

The Company’s Bylaws provide that director nominations must be received in writing at least 30 days before the Annual Meeting. Persons who wish to suggest potential nominees for the 2008 Annual Meeting may address their suggestions in writing to EvergreenBancorp, Inc. 1111 3rd Ave., Suite 100, Seattle, Washington 98101, Attention: Corporate Secretary.

ADDITIONAL INFORMATION

The Company currently files periodic reports and other information with the SEC. Such information and reports may be read and copied at the SEC’s Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. Reports and information filed by the Company electronically will be available on an Internet site that the SEC maintains at www.sec.gov, as well as the Company’s website at www.EvergreenBancorp.com.  Additional information, including recent press releases, is also available on the Company’s website.

ANNUAL REPORT TO SHAREHOLDERS

Any shareholder may obtain without charge a copy of our Annual Report on Form 10-K filed with the SEC under the Securities Exchange Act of 1934 for the year ended December 31, 2006, including financial statements. Written requests for the Form 10-K should be addressed to Gordon Browning, Executive Vice President and Chief Financial Officer, EvergreenBancorp, Inc., 1111 3rd Avenue, Suite 100, Seattle, Washington 98101.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

In some cases, only one copy of this Proxy Statement is being delivered to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written request, a separate copy of this Proxy Statement to a shareholder at a shared address to which a single copy of the document was delivered. To request a separate delivery of these materials now or in the future, a shareholder may submit a written request to the Chief Financial Officer at the address written above or an oral request by telephone at (800) 331-7922 Additionally, any shareholders who are presently sharing an address and receiving multiple copies of either the Proxy Statement or the Annual Report and who would rather receive a single copy of such materials may instruct us accordingly by directing their request to us in the manner provided above.

By Order of the Board

Gerald O. Hatler
President and Chief Executive Officer

Dated: March 30, 2007

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. Have this proxy card in hand when you call.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 3:30 p.m., Pacific Time, on April 18, 2007.

Vote by Internet
•	Log on to the Internet and go to www.investorvote.com
•	Follow the steps outlined on the secured website.

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in
this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors

	For	Withhold		For	Withhold		For	Withhold
01 — Carole J. Grisham (to serve a three-year term)	☐	☐	02 — Russel E. Olson (to serve a three-year term)	☐	☐	03 — Joseph M. Phillips (to serve a three-year term)	☐	☐

	For	Withhold
04 — Craig O. Dawson (to serve a one-year term)	☐	☐

2.	Ratification of the appointment of Crowe Chizek and	For	Against	Abstain	The Board of Directors is not aware of any other business to come before the Annual Meeting. However, in their discretion, the Proxies appointed on the reverse side are authorized to vote upon any other business that may properly come before the meeting or any postponements or adjournments thereof.
	Company LLC as the Company’s registered independent	☐	☐	☐
public accounting firm for fiscal year 2007.

B Non-Voting Items
Change of Address — Please print your new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign your name exactly as your name(s) appear(s) on this proxy card. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — EVERGREENBANCORP, INC.

Notice of 2007 Annual Meeting of Shareholders
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Please refer to the reverse side for Internet and telephone voting instructions.
The undersigned hereby appoints Richard W. Baldwin, Dan W. Curtis, and C. Don Filer, and each of them (with full power to act alone) as Proxies, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of EvergreenBancorp, Inc. (the “Company”) held of record by the undersigned on March 19, 2007, at the annual meeting of shareholders to be held April 19, 2007, or any postponement or adjournment of such meeting.
This proxy card, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY CARD WILL BE VOTED FOR THE PROPOSALS AS RECOMMENDED ON THE REVERSE.
PLEASE SIGN AND RETURN IMMEDIATELY